EXHIBIT 21

                           LIST OF SUBSIDIARIES


                        JURISDICTION OF
  NAME OF SUBSIDIARY     INCORPORATION              STATUS
  ------------------    ---------------    ---------------------------
  Tallahatchie          State of Texas     Wholly owned subsidiary of
  Resources, Inc.                          Denbury Resources Inc. - dormant

  Denbury Marine,       State of           Wholly owned subsidiary of
  L.L.C.                Louisiana          Denbury Resources Inc. - marine
                                           company

  Denbury Energy        State of Texas     Wholly owned subsidiary of
  Services, Inc.                           Denbury Resources Inc. - marketing
                                           company